Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Plan Administrator of Johns Manville Employees 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Johns Manville Employees 401(k) Plan (the “Plan”) as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule of assets (held at end of year) as of December 31, 2022, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

June 13, 2023

We have served as the auditor of the Plan since 2001.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2022 AND 2021

	2022	2021
ASSETS:

Participant-directed investments	$755,281,049	$769,380,457

Receivables:
Notes receivable from participants	20,160,836	9,726,209
Employer contributions	12,648,255	8,607,085

Total receivables	32,809,091	18,333,294

NET ASSETS AVAILABLE FOR BENEFITS	$788,090,140	$787,713,751

See notes to financial statements.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2022

2022
ADDITIONS:

CONTRIBUTIONS:
Participant contributions	$25,751,313
Rollover contributions	3,122,616
Employer contributions	21,638,945

Total contributions	50,512,874

INVESTMENT INCOME (LOSS):
Dividends and interest	14,393,373
Net depreciation in fair value of investments	(147,262,160)

Investment (loss)	(132,868,787)

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	465,862

Net additions	(81,890,051)

DEDUCTIONS:
Benefits paid to participants	79,768,986
Administrative expenses, net of revenue sharing	293,898

Total deductions	80,062,884

DECREASE IN NET ASSETS BEFORE PLAN TRANSFERS	(161,952,935)

NET TRANSFERS INTO PLAN	162,329,324

INCREASE IN NET ASSETS	376,389

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	787,713,751

End of year	$788,090,140

See notes to financial statements.

JOHNS MANVILLE EMPLOYEES 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022 AND 2021 AND FOR THE YEAR ENDED DECEMBER 31, 2022

1.	DESCRIPTION OF THE PLAN

General — The following description of the Johns Manville Employees 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

The Plan is a defined contribution plan sponsored by Johns Manville Corporation and offered through its wholly owned subsidiary, Johns Manville (the “Company”). The Plan provides eligible employees a convenient means for regular and systematic savings with several investment options. Fidelity Management Trust Company (“Fidelity” or the “Trustee”), the trustee of the Plan, administers, manages, and reports the Plan’s investment transactions.

Merger — The Company sponsored the Plan along with the Johns Manville Hourly Employees 401(k) Plan (the “Hourly Employees Plan”) for hourly employees. Effective December 30, 2022 the Hourly Employees Plan was merged into the Plan (“the Merger”). The Merger did not impact the participants’ accounts investments, contributions, or the benefits of the participants of either plan. In conjunction with the Merger, the Johns Manville Corporation DC Master Trust (the “Master Trust”) was dissolved.

Investments — Participants direct the investment of their contributions into the various funds offered by the Plan. The Plan offers mutual funds, target date common collective trust funds and a unitized stock fund. Prior to the Merger the investments of the Plan were maintained in the Master Trust.

Eligibility — Full-time salaried employees, and non-union hourly employees at participating locations are eligible to become Plan participants on the first day of employment or immediately upon reemployment. As of April 1, 2021, if the employee is a part-time employee, such employee becomes eligible to participate in the Plan on the first payroll date after April 1, 2021, or immediately upon hire or rehire.

As of the date of the Merger, full-time union hourly employees at a participating bargaining unit may become participants of the Plan immediately upon hire or immediately upon reemployment. Effective April 1, 2021, if the employee is a part-time union hourly employee at a participating bargaining unit, such employee becomes eligible to participate in the Plan on the first payroll date on or after April 1, 2021, or their date of employment or reemployment.

The Plan includes an auto-enrollment provision whereby all newly eligible employees are automatically enrolled in the Plan 91 days following their dates of hire if hired on or before July 31, 2021, or 31 days if hired on or after August 1, 2021, unless they affirmatively elect not to participate in the Plan. Automatically enrolled participants have their deferral rate set at 3% of eligible compensation and their contributions are invested in the T. Rowe Price Retirement Date Trust that aligns with their projected year of retirement until changed by the participant.

Company Contributions — The Company contribution for salaried employees and non-union hourly employees is based on a 50% fixed match on the first 6% of pre-tax employee contributions up to a maximum of 3% of eligible compensation, plus up to 50% variable match on the first 6% of pre-tax employee contributions up to a maximum of 3% of eligible compensation based on the operating performance of the Company and management’s sole discretion. The Company may also, at its sole discretion, contribute an additional variable match of up to 1% of eligible compensation if the participant is contributing between 6% and 7% in pre-tax contributions.

As of the date of the Merger, for union hourly employees, the Company will make fixed matching contributions of 50% of the first 6% of pre-tax employee contributions up to a maximum of 3% of eligible compensation. The Company may make variable matching contributions in a specified percentage (as agreed upon in each collective bargaining agreement) up to 50% of the first 6% of pre-tax employee contributions up to a maximum of 3% of eligible compensation. Such variable matching contributions are based upon the operating performance of the Company and management’s sole discretion. All employer contributions are based on negotiated rates within the collective bargaining agreements.

Company contributions of $12,648,255 and $8,607,085 related to the Company’s variable match were accrued for as of December 31, 2022 and 2021, respectively. Voluntary after-tax contributions, catch-up contributions and rollover contributions are not matched by the Company. The Company’s annual contribution made on behalf of any one employee is subject to certain maximums as specified in the Plan and regulated by the Internal Revenue Service (IRS).

Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Contributions are subject to certain Internal Revenue Code (IRC) limitations.

Contributions — Pre-Tax Contributions — Eligible employees may contribute to the Plan through a reduction in salary on a pretax basis from 1% to 75% of eligible compensation.

Contributions — After-Tax Contributions — Employees may elect to contribute 1% to 9% of eligible compensation on an after-tax basis regardless of the percentage of pretax contributions.

Contribution Limitations — Amounts invested by a participant in the Berkshire Hathaway Class B Unitized Stock Fund (Berkshire Fund), an investment option of the Plan that invests in common stock of the parent company of the sponsoring employer, cannot exceed 25% of their contributions or total value of their account.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contribution, the Company’s matching contribution, and allocations of the Company’s discretionary contributions, participant forfeitures and Plan earnings, and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Participants may change their deferral percentage of authorized payroll deductions at any time in accordance with administrative notice requirements.

Vesting — Participant contributions and earnings thereon vest to the participant immediately. Company contributions and the earnings thereon vest 100% to the participant after three years of service.

Withdrawals — Active employees may take a distribution of their vested Company matching contributions according to the provisions of the Plan. Company matching contributions must have been in the Plan for at least 24 months or the member must have a minimum of five years participation to qualify for an in-service distribution. All other vested amounts (except those relating to participant pre-tax and conversion contributions and earnings thereon) may be withdrawn by the participant at any time subject to the maximum number of withdrawals available. For eligible contributions made to the Plan prior to July 1, 2010, participants can take up to four in-service withdrawals from their vested account balance in any plan year. For eligible contributions made to the Plan on and after July 1, 2010, participants can take “Extreme Hardship” withdrawal and one in-service withdrawal not due to “Extreme Hardship” from their vested account balance each calendar year. Employee pre-tax contributions and earnings thereon may not be withdrawn until the participant attains age 59-1/2, leaves the Company, or furnishes satisfactory proof of financial hardship. Rollover contributions are available for immediate withdrawal. Conversion contributions are not eligible for withdrawal. The minimum amount per non-hardship in-service withdrawal is $200. The Plan allows for payments from the Berkshire Fund to be distributed in shares of common stock, in accordance with the participant’s election.

If a participant’s employment is terminated for reasons other than death, disability, or retirement, the participant forfeits any unvested Company contributions and applicable earnings. Participants with vested balances (excluding rollover contributions) greater than $5,000 can elect to defer distribution of their account until the minimum required distribution rules apply. All other participants cannot defer and are subject to a lump sum payout or rollover to Fidelity Individual Retirement account. If the participant dies before receiving a full distribution of their account, the vested portion must be distributed to the designated beneficiary no later than certain deadlines established by law.

Notes Receivable from Participants — Participants may borrow from their accounts a minimum of $1,000 up to a maximum of the lesser of one-half of the vested account balance or $50,000. The loans are secured by an assignment of a participant’s vested interest in the Plan, and bear interest at Reuter’s prime rate plus 1% as of the last business day of the month preceding the month in which the loan is processed. Principal and interest are paid ratably through payroll deductions or as a lump sum for the outstanding loan balance. Loan terms range from 1 to 5 years; however, terms may exceed 5 years for the purchase of a primary residence. As of December 31, 2022, participant loans have maturities through 2047 at interest rates ranging from 4.25% to 10.50%.

Forfeited Accounts — Forfeitures serve to reduce future contributions from the Company. As of December 31, 2022 and 2021, the forfeitures account balances were $228,547 and $136,972, respectively. During 2022, employer contributions were reduced by approximately $675,000 from forfeited nonvested accounts. If a participant is not rehired by the Company and does not make a withdrawal, the nonvested accounts will be forfeited after five years, or upon a total distribution if earlier. A participant who takes a total distribution and is subsequently rehired by the Company within five years has the option of repaying to the Plan, within five years of the reemployment date, cash in one lump-sum equal to the full amount received from the Plan at termination. If such repayment is made, the Company will restore to the participant’s account, the amounts previously forfeited.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of the financial statements in conformity with GAAP requires Plan management to make estimates and assumptions that affect the amounts reported in these financial statements, including disclosures of contingent liabilities. Actual results may differ from those estimates and assumptions.

Risks and Uncertainties — The Plan provides various investment options to participants. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the value of the participants’ account balances and the amounts reported in the financial statements.

Investment Valuation and Income Recognition — Investments are stated at fair value. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s interest in the Master Trust, prior to the Merger, is presented at fair value, which has been determined based on the fair value of the underlying investments of the Master Trust. The Master Trust invested in mutual funds, collective trust funds, and the Berkshire Fund. See Note 7 for a description of the fair value methodology by investment type.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Administrative Expenses — In general, as provided in the Plan document, all expenses incurred in connection with administering the Plan, including but not limited to legal, accounting, and consulting fees, will be paid by the Plan, at the discretion of the Benefits Committee, except to the extent such expenses are paid by the Company.

The Plan is permitted to require Participants to pay certain fees in connection with the operation of the Plan from individual Participant accounts. As a result, each Participant’s account is charged an annual fee to help cover the cost of Plan administration. The annual fees were $52 in 2022. The Plan also has a revenue-sharing agreement whereby certain investment managers return a portion of the investment fees to participants who hold investments in the funds generating the credits. For the year ended December 31, 2022 revenue credits of $52,935 were applied to individual participant accounts that invested in the funds generating the revenue credits. The Plan held undistributed revenue credits of $189,259 and $152,834, as of December 31, 2022 and 2021, respectively.

Payments of Benefits — Benefit payments to participants are recorded upon distribution. There were no participants, who have elected to withdraw from the Plan, but have not yet been paid as of December 31, 2022 and 2021.

Transfers — Prior to the merger, if employees changed their union status during the year, they could elect to transfer their account balance into the corresponding plan. For the year ended December 31, 2022, plan transfers received from the Hourly Employees Plan due to changes in union status were $900,463 and transfers due to the merger of the Hourly Employees Plan into the Plan were $161,428,861, for a total transfer of $162,329,324 reported in the statement of changes in net assets available for benefits.

3.	INTEREST IN MASTER TRUST

Prior to December 30, 2022, certain of the Plan’s investment assets were held in a trust account at the Trustee and consisted of an undivided interest in an investment account of the Master Trust, a master trust established by the Company and administered by the Trustee. Use of the Master Trust permitted the commingling of trust assets with the assets of the Hourly Employees Plan for investment and administrative purposes. Although assets of both plans were commingled in the Master Trust, the Trustee maintained supporting records for the purpose of allocating the net gain or loss of the investment account to the participating plans. The net investment income and administrative expenses were allocated by the Trustee to each participating plan based on the relationship of the interest of each plan to the total of the interests of the participating plans. Effective December 30, 2022 the Master Trust was dissolved with the merger of the Hourly Employees Plan into the Plan.

The assets of the Master Trust as of December 30, 2022 (“Date of Merger”) and December 31, 2021 are summarized as follows:

	2022		2021
Investments:	Master Trust Balances	Plan’s Interest in Master Trust Balances	Master Trust Balances	Plan’s Interest in Master Trust Balances

Mutual funds	$-	$-	$458,371,687	$385,577,988

Collective trust funds	-	-	466,897,522	352,946,736

Berkshire fund	-	-	33,890,111	30,855,733

Total investments at fair value	-	-	959,159,320	769,380,457

Notes receivable from participants	-	-	18,918,058	9,726,209

Total net assets	$-	$-	$978,077,378	$779,106,666

Plan’s interest in the Master Trust as a percentage of the total		-%		79.66%

Activity of the Master Trust for the period from January 1, 2022 to December 30, 2022 (“Date of Merger”) is summarized as follows:

2022
ADDITIONS:
Contributions	$66,061,940
Dividends and interest — mutual funds	17,306,270
Net depreciation in fair value of investments	(184,270,970)
Interest income on notes receivable from participants	902,061

Total additions	(100,000,699)

DEDUCTIONS:
Benefits paid to participants	101,322,182
Administrative expenses, net of revenue sharing	555,892

Total deductions	101,878,074

DECREASE IN NET ASSETS BEFORE PLAN TRANSFERS	(201,878,773)

NET TRANSFERS OUT OF MASTER TRUST	(776,198,605)

TOTAL NET ASSETS AT THE BEGINNING OF THE YEAR	978,077,378

TOTAL NET ASSETS AT DECEMBER 30, 2022	$-

4.	FEDERAL INCOME TAX STATUS

The IRS has determined and informed the Company by a letter dated January 26, 2018, that the Plan and related trust was designed in accordance with the applicable regulations of the IRC requirements. The Plan has been amended since receiving the letter. Also, during the Plan year, the Plan had certain operational issues occur. In order to prevent the Plan from incurring a qualification defect, the Plan’s sponsor plans to take the necessary corrective action in accordance with the acceptable correction methods of the Employee Plans Compliance Resolution System (EPCRS). The Plan Sponsor is in the process of taking necessary corrective steps. The Plan Sponsor believes the Plan has maintained its tax-exempt status. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

5.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated by the Company, participant accounts would become fully vested. The assets of the Plan would be distributed to the participants based on their account balances. In addition, any previously forfeited amounts that had not been applied to reduce Company contributions would be credited ratably to the accounts of the participants remaining in the Plan at the time of such termination.

6.	RELATED-PARTY TRANSACTIONS AND EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual funds, a money market fund, and a common collective trust fund managed by Fidelity. Fidelity is the trustee and recordkeeper as defined by the Plan and, therefore, these transactions qualify as exempt party-in-interest transactions. Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund within the Plan. The Plan also issues loans to participants, which are secured by the vested balances in the participants’ accounts.

As of December 31, 2022, and 2021, the Plan held 609,445 units and 585,527 units, respectively, of the Berkshire Fund with a cost basis of $20,136,940 and $16,957,770, respectively. The Berkshire Fund holds 113,184 and 108,846 shares of Berkshire Hathaway Class B common stock, related parent company of the sponsoring employer, with a cost basis of $14,741,568 and $11,886,283 as of December 31, 2022 and 2021, respectively.

7.	FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurements and Disclosures, provides a framework for measuring fair value, and requires additional disclosures about fair value measurements. In accordance with ASC 820, the Plan classifies its investments into Level 1, which refers to securities valued using quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Asset Valuation Techniques - Maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The following is a description of the valuation methodologies used for assets measured at fair value.

Berkshire Fund - A separately managed account that is a unitized stock fund that operates similarly to a mutual fund, in that it is composed of stock, and a small percentage of cash or another short-term interest-bearing vehicle. The inclusion of cash provides liquid assets to allow for the daily processing of transfers, loans, and withdrawals. The value of a unit in a unitized stock fund is based on the Net Asset Value (NAV), which is the value of the underlying common stock and the cash piece held by the fund, divided by the number of units outstanding. Therefore, the NAV of the fund (the “unit price”) will, as a rule, be different from the closing price of the underlying stock on the applicable exchange. The individual assets of a stock fund are considered separately as individual investments for accounting, auditing, and financial statement reporting purposes.

Collective trust funds – Valued at the NAV of units of a collective trust. The NAV as provided by the trustee is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the Plan in order to ensure that securities liquidation will be carried out in an orderly business manner.

Mutual funds – Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

The following table sets forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis as of December 31, 2022.

	Fair Value Measurements as of December 31, 2022, Using
	Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Berkshire Fund:

Common stock	$ 34,962,538	$ -	$ -	$34,962,538
Money market fund	1,487,812	-	-	1,487,812

Total Berkshire Fund	36,450,350	-	-	36,450,350

Mutual funds	363,910,424	-	-	363,910,424

Total	$400,360,774	$ -	$ -	$400,360,774

Investments measured at NAV:
Collective trust funds				354,920,275

Total investments				$755,281,049

The following table sets forth by level within the fair value hierarchy a summary of the Master Trust’s investments measured at fair value on a recurring basis as of December 31, 2021.

	Fair Value Measurements as of December 31, 2021, Using
	Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Berkshire Fund:
Common stock	$ 32,544,954	$ -	$ -	$32,544,954
Money market fund	1,345,157	-	-	1,345,157

Total Berkshire Fund	33,890,111	-	-	33,890,111
Mutual funds	458,371,687	-	-	458,371,687

Total	$492,261,798	$ -	$ -	$492,261,798

Investments measured at NAV:
Collective trust funds				466,897,522

Total investments				$959,159,320

The valuation methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables for December 31, 2022 and 2021, set forth a summary of the Plan investments with a reported NAV.

	Fair Value	Redemption Frequency	Redemption Notice Period
2022

Collective trust funds	$354,920,275	Immediate	None

2021

Collective trust funds	$466,897,522	Immediate	None

There are no unfunded commitments, in addition, there are no other redemption restrictions related to the Plan’s holding of the various collective trust funds.

SUPPLEMENTAL SCHEDULE

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

EIN 84-0856796

Plan Number: 005

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2022

(a) Identity of Issuer, Borrower, Lessor, or Similar Party	(b) Description of Investment, Including Maturity Date, Rate of Interest, Collateral Par, or Maturity Value	(c) Cost	(d) Current Value
* Various plan participants	Note receivable from participant (maturing through 2047 at interest rate of 4.25%-10.50%)	**	$20,160,836
FID OTC POOL	Common/ Collective Trust	**	80,324,949
TRP RETIRE 2005 F	Common/ Collective Trust	**	3,250,047
TRP RETIRE 2010 F	Common/ Collective Trust	**	2,934,571
TRP RETIRE 2015 F	Common/ Collective Trust	**	4,127,004
TRP RETIRE 2020 F	Common/ Collective Trust	**	30,077,371
TRP RETIRE 2025 F	Common/ Collective Trust	**	32,462,553
TRP RETIRE 2030 F	Common/ Collective Trust	**	45,903,632
TRP RETIRE 2035 F	Common/ Collective Trust	**	40,213,405
TRP RETIRE 2040 F	Common/ Collective Trust	**	36,445,961
TRP RETIRE 2045 F	Common/ Collective Trust	**	28,849,584
TRP RETIRE 2050 F	Common/ Collective Trust	**	24,536,808
TRP RETIRE 2055 F	Common/ Collective Trust	**	15,493,813
TRP RETIRE 2060 F	Common/ Collective Trust	**	9,207,175
TRP RETIRE 2065 F	Common/ Collective Trust	**	1,093,402
ABF SM CAP VAL R5	Registered Investment Company	**	9,043,064
AF GRTH FUND AMER R6	Registered Investment Company	**	37,688,527
AF NEW WORLD R6	Registered Investment Company	**	5,110,809
AM CENT MD CP VAL R6	Registered Investment Company	**	33,883,671
BG INTL ALPHA K	Registered Investment Company	**	18,341,071
BLKRK INFL PROTEC IS	Registered Investment Company	**	6,364,336
FID 500 INDEX	Registered Investment Company	**	75,044,283
FID LOW PRICED STK K	Registered Investment Company	**	16,594,112
FID MID CAP IDX	Registered Investment Company	**	12,100,905
FID SM CAP IDX	Registered Investment Company	**	9,395,711
FID ST BOND IDX	Registered Investment Company	**	9,077,506
FID TOTAL INTL IDX	Registered Investment Company	**	4,228,402
FID US BOND IDX	Registered Investment Company	**	7,410,186
J H TRITON N	Registered Investment Company	**	18,887,918
PIM HIGH YIELD INST	Registered Investment Company	**	9,635,364
VANG WINDSOR II ADM	Registered Investment Company	**	31,668,504
DODGE & COX INCOME I	Registered Investment Company	**	13,832,358
VANG VMMR-FED MMKT	Interest Bearing Cash	**	45,603,698
BERKSHIRE HATHAWAY B UNITIZED	Employer Securities/Interest Bearing Cash	**	36,450,349

	TOTAL		$775,441,885

*	Exempt party-in-interest (Note 6).
**	Cost information is not required for participant-directed investments and, therefore, is not included.

See accompanying Report of Independent Registered Accounting Firm.